Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      Set forth below are the Results of Operations for the years ending December 31, 2002, 2001, and 2000. These amounts reflect the restatement of our financial results, which are discussed in detail in Note 2 of the Notes to Consolidated Financial Statements.

Results of Operations

Year Ended December 31, 2002, Compared to Year Ended December 31, 2001 (in millions, except for unit pricing information and MW volumes)

	2002	2001	$ Change	% Change

		Restated
Total Revenue	$7,450.2	$6,747.4	$702.8	10.4%

      The increase in total revenue is explained by category below.

	2002	2001	$ Change	% Change

		Restated
Electricity and steam revenue	$3,280.3	$2,417.5	$862.8	35.7%
Sales of purchased power for hedging and optimization	3,146.0	3,332.4	(186.4)	(5.6)%

Total electric generation and marketing revenue	$6,426.3	$5,749.9	$676.4	11.8%

      Electricity and steam revenue increased as we completed construction and brought into operation 11 new baseload power plants, 7 new peaker facilities and 3 project expansions in 2002. Average megawatts in operation of our consolidated plants increased by 81% to 14,488 MW while generation increased by 71%. The increase in generation lagged behind the increase in average MW in operation as our baseload capacity factor dropped to 67% in 2002 from 72% in 2001 primarily because we operated fewer hours, especially in off-peak periods, than in 2001, due to the increased occurrence of unattractive market spark spreads in certain areas. The overall increase in generation was partially offset by lower average pricing, which dropped 21% as average realized electric prices, before the effects of hedging, balancing and optimization, declined to $44.01/MWh in 2002 from $55.52/MWh in 2001.

      Sales of purchased power for hedging and optimization decreased during 2002, due to lower power prices and industry-wide credit restrictions on risk management activities in 2002.

	2002	2001	$ Change	% Change

		Restated
Oil and gas sales	$121.2	$286.5	$(165.3)	(57.7)%
Sales of purchased gas for hedging and optimization	870.5	526.5	344.0	65.3%

Total oil and gas production and marketing revenue	$991.7	$813.0	$178.7	22.0%

      Oil and gas sales are net of internal consumption, which increased by $60.3 to $180.4 in 2002. Internal consumption is eliminated in consolidation. Additionally oil and gas sales were reduced by reclassification of $76.5 in 2002 and $136.4 in 2001 to discontinued operations for assets sold. Before inter-company eliminations and reclassifications to discontinued operations, oil and gas sales decreased by $164.9 due primarily to 31% lower average realized natural gas pricing in 2002.

      Sales of purchased gas for hedging and optimization increased during 2002 as we brought into operation new generation and the related level of physical gas optimization and balancing activity increased to support the new generation.

	2002	2001	$ Change	% Change

		Restated
Realized revenue on power and gas trading, net	$26.1	$29.1	$(3.0)	(10.3)%
Unrealized mark-to-market gain (loss) on trading, net	(4.6)	122.6	(127.2)	(103.8)%

Total trading revenue, net	$21.5	$151.7	$(130.2)	(85.8)%

      Realized revenue on power and gas trading activity represents the portion of trading contracts actually settled.

      In the year ended December 31, 2001, we recognized a net unrealized mark-to-market gain of $68.5 from power contracts in a market area where we did not have generation assets and approximately $66 of gains from various other power and gas transactions. The shift from unrealized mark-to-market revenue in 2001 to unrealized loss in 2002 reflects industry-wide credit and liquidity restrictions on risk management and trading activities, which caused us to greatly curtail trading activities so that our available capacity could be concentrated on hedging activities associated with our existing physical power and gas assets. Also, in 2002 we established liquidity reserves of approximately $6.7 against unrealized mark-to-market revenue to take into account reduced liquidity and the resulting increase in bid/ ask spreads in the energy industry.

	2002	2001	$ Change	% Change

		Restated
Other revenue	$10.8	$32.7	$(21.9)	(67.0)%

      The decrease in 2002 is due primarily to one-time license fee revenue of $10.6 recognized in 2001 by our wholly-owned subsidiary Power Systems Mfg., L.L.C. (“PSM”), and due to $5.9 in commissioning services in 2001 related to an unconsolidated construction project.

	2002	2001	$ Change	% Change

		Restated
Cost of revenue	$6,435.4	$5,516.1	$919.3	16.7%

      The increase in total cost of revenue is explained by category below.

	2002	2001	$ Change	% Change

		Restated
Plant operating expense	$510.7	$325.8	$184.9	56.8%
Royalty expense	17.6	27.5	(9.9)	(36.0)%
Purchased power expense for hedging and optimization	2,618.5	2,986.6	(368.1)	(12.3)%

Total electrical generation and marketing expense	$3,146.7	$3,339.9	$(192.9)	(5.8)%

      Plant operating expense increased due to 11 new baseload power plants, 7 new peaker facilities and 3 expansion projects completed during 2002, but, expressed per MWh of generation, it decreased from $7.48/MWh to $6.85/MWh as economies of scale are being realized due to the increase in the average size of our plants.

      Royalty expense decreased due to a decrease in revenue at The Geysers geothermal plants due to lower electric prices.

      The decrease in purchased power expense was caused by lower power prices and by industry-wide credit restrictions on risk management activities in 2002.

	2002	2001	$ Change	% Change

		Restated
Oil and gas production expense	$97.9	$90.9	$7.0	7.7%
Purchased gas expense for hedging and optimization	821.1	492.6	328.5	66.7%

Total oil and gas production and marketing expense	$919.0	$583.5	$335.5	57.5%

      Purchased gas expense for hedging and optimization increased during 2002 as we brought into operation new generation and the related level of physical gas optimization and balancing activity increased to support the new generation.

      Oil and gas production expense increased primarily due to increases in gas treating and transportation costs coupled with higher lifting costs due to a 1% increase in equivalent volumes and due to inflation.

	2002	2001	$ Change	% Change

		Restated
Fuel expense	$1,791.9	$1,171.0	$620.9	53.0%

      Fuel expense increased in 2002 due to an 84% increase in gas-fired megawatt hours generated which was partially offset by significantly lower gas prices, increased usage of internally produced gas and an improved average heat rate of our generation portfolio in 2002.

	2002	2001	$ Change	% Change

		Restated
Depreciation, depletion and amortization expense	$459.5	$311.3	$148.2	47.6%

      Depreciation, depletion and amortization expense increased primarily due to additional power facilities in consolidated operations during 2002 as compared to 2001.

	2002	2001	$ Change	% Change

		Restated
Operating lease expense	$111.0	$99.5	$11.5	11.6%

      Operating lease expense increased due to the RockGen, Aidlin and South Point sale/leaseback transactions entered into during 2001.

	2002	2001	$ Change	% Change

		Restated
Other expense	$7.3	$10.9	$(3.6)	(33.0)%

      The decrease is primarily due to $4.1 less expense at PSM, as combustion parts sales to third parties decreased in 2002.

	2002	2001	$ Change	% Change

		Restated
(Income) from unconsolidated investments in power projects	$(16.6)	$(16.9)	$0.3	(1.8)%

      The modest decrease is primarily due to approximately $14.6 earned from our investment in the Acadia facility, which commenced operations in August 2002, being offset by $4.0 less revenue from our investment in Lockport, which we sold in the first quarter of 2002, losses at Androscoggin and Greys Ferry in 2002 due to lower spark spreads, and a $6.7 decrease in interest income from loans to power projects resulting from the extinguishment of a note from the Delta Energy Center, LLC after we acquired the remaining 50% interest in November 2001.

	2002	2001	$ Change	% Change

		Restated
Equipment cancellation and asset impairment charge	$404.7	$—	$404.7	—

      The pre-tax charge of $404.7 in the year ended December 31, 2002, was a result of turbine and other equipment order cancellation charges and related write-offs as a result of our revised construction and development program. For further information, see Note 5 of the Notes to Consolidated Financial Statements.

	2002	2001	$ Change	% Change

		Restated
Project development expense	$67.0	$35.9	$31.1	86.6%

      Project development expense increased primarily because we expensed $34.8 of previously capitalized costs due to the cancellation or indefinite suspension of certain development projects. Additionally we stopped capitalizing costs on certain development projects placed on hold.

	2002	2001	$ Change	% Change

		Restated
General and administrative expense	$229.0	$150.5	$78.5	52.2%

      The increase was attributable to continued growth in personnel and associated overhead costs necessary to support the overall growth in our operations. In addition we incurred $13.7 of severance costs and the write off of excess office space due to the reduction of our work force during 2002. General and administrative expense expressed per MWh of generation decreased to $3.07/MWh in 2002 from $3.46/MWh in 2001.

	2002	2001	$ Change	% Change

		Restated
Merger expense	$—	$41.6	$(41.6)	—

      The merger expense of $41.6 in the year ended December 31, 2001, was a result of the pooling-of-interests transaction with Encal Energy Ltd. that closed on April 19, 2001.

	2002	2001	$ Change	% Change

		Restated
Interest expense	$413.7	$198.5	$215.2	108.4%

      Interest expense increased primarily due to the issuance of the 4% Convertible Senior Notes Due 2006 and additional senior notes issued in the second half of 2001 and due to the new plants entering commercial operations (at which point capitalization of interest expense ceases). Interest capitalized increased from $498.7 for the year ended December 31, 2001, to $575.5 for the year ended December 31, 2002, due to a larger construction portfolio during most of 2002. We expect that interest expense will continue to increase and the amount of interest capitalized will decrease in future periods as our plants in construction are completed, and, to a lesser extent, as a result of suspension of certain of our development projects and suspension of capitalization of interest thereon.

	2002	2001	$ Change	% Change

		Restated
Interest (income)	$(43.1)	$(72.5)	$29.4	(40.6)%

      The decrease in interest income is due primarily to lower cash balances and lower interest rates in 2002.

	2002	2001	$ Change	% Change

		Restated
Other (income) expense	$(149.5)	$(55.0)	$(94.5)	171.8%

      In 2002 the primary contributions to other income were the recognition of $114.8 of gain from the receipt of Senior Notes, which were trading at a discount to fair value, as consideration for British Columbia asset sales and a $41.5 gain on the termination of a power sales agreement. In 2001, other income resulted from contract settlements, gains from the extinguishment of debt, and gains from the sales of certain assets.

	2002	2001	$ Change	% Change

		Restated
Provision (benefit) for income taxes	$(12.2)	$299.4	$(311.6)	(104.1)%

      The decrease is primarily due to the significant decrease in income from continuing operations from 2001 to 2002. In 2002, the income tax benefit was caused by a full year of permanent tax items arising out of our cross border financings in 2001. See Note 20 of the Notes to Consolidated Financial Statements for further discussions.

	2002	2001	$ Change	% Change

		Restated
Discontinued operations, net of tax	$59.5	$35.0	$24.5	70.0%

      The increase in 2002 results reflects approximately $56.5 of gains relating to the sale of the assets, partially offset by lower earnings from these discontinued operations as they did not contribute to earnings for the full year in 2002 and due to higher gas prices in 2001. See Note 7 to the Consolidated Financial Statements for further discussion.

	2002	2001	$ Change	% Change

		Restated
Cumulative effect of a change in acct. principle, net of tax	$—	$1.0	$(1.0)	—

      In 2001, the $1.0 of additional income (net of tax of $0.7), is due to the adoption of Financial Accounting Standards Board (“FASB”) SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

	2002	2001	$ Change	% Change

		Restated
Net Income	118.6	623.5	(504.9)	(81.0)%

      The decrease in net income reflects a $216.6 decrease in gross profit resulting primarily from lower spark spreads per MWh, which more than offset the positive effects of the increase in generation volume. It also reflects $130.2 lower trading revenue in 2002. Additionally, we recorded $404.7 in turbine cancellation and impairment charges in 2002, and interest expense increased by $215.2 as more plants entered commercial operations and interest ceased being capitalized on them at that time. Finally, we experienced $81.9 higher general and administrative expense in 2002 due to the dramatic growth in our operations. These factors were mitigated by a $317.8 reduction in income tax expense and a $114.8 gain from receipt of senior notes in consideration for an asset sale discussed above.

Year Ended December 31, 2001, Compared to Year Ended December 31, 2000 (in millions, except for unit pricing information and MW volumes)

	2001	2000	$ Change	% Change

	Restated	Restated
Total Revenue	$6,747.4	$2,375.2	$4,372.2	184.1%

      The increase in total revenue is explained by category below.

	2001	2000	$ Change	% Change

	Restated	Restated
Electricity and steam revenue	$2,417.5	$1,696.1	$721.4	42.5%
Sales of purchased power for hedging and optimization	3,332.4	369.9	2,962.5	800.9%

Total Electric generation and marketing revenue	$5,749.9	$2,066.0	$3,683.9	178.3%

      Electricity and steam revenue increased as we completed construction and brought into operation 9 new baseload power plants, 1 new peaker facility and 1 expansion project. In addition, the 2001 results include the consolidated results of additional facilities that we acquired during 2001 and the full year of production from facilities that we acquired at various times during 2000. Average megawatts in operation of our consolidated plants increased by 146% to 7,984 MW while generation increased by 91%. The overall increase in generation was partially offset by lower average pricing, which dropped 25% as average realized electric prices, before the effects of hedging, balancing and optimization, declined to $55.52/ MWh in 2001 from $74.55/ MWh in 2000.

      Among the long term power contracts we entered into in California in 2001, one had a 10.5 year term, and one had a five year term. Each contract was negotiated in early 2001, commenced on July 1, 2001, and provided for pricing at $115/megawatt-hour during the first six months which included the peak summer season of 2001 when natural gas costs were very high and blackouts were feared. The contracts then provided for a flat fixed price of $61.00 and $75.25, respectively, per megawatt-hour for the balance of the contract terms, when gas prices were expected to return to more normal levels. We concluded that each contract contained two separate elements (1. the six-month period in 2001; and 2. the period commencing January 1, 2002), and consequently we accounted for each element separately. Had we concluded that each contract contained only one element, we would have calculated an average price for the contract as a whole and recognized revenue on a straight-line basis. The impact of the latter approach would have been approximately $55 less revenue ($36 less after tax net income) in 2001, and $55 more revenue ($36 more after tax net income) in the aggregate over the balance of the contracts. Market circumstances were unique at the time these two contracts were executed, and accordingly, we do not anticipate that we will enter into contracts with similar characteristics in the future in which elements would be separated in the same manner.

      Sales of purchased power for hedging and optimization increased during 2001, due to increased hedging, balancing and optimization activity as a result of the growth of Calpine Energy Services (“CES”) and our operating plant portfolio during 2001 and also reflects the significant volatility in commodity pricing which led to a high volume of hedging and hedge adjusting activity.

	2001	2000	$ Change	% Change

	Restated	Restated
Oil and gas sales	$286.5	$221.9	$64.6	29.1%
Sales of purchased gas for hedging and optimization	526.5	87.1	439.4	504.5%

Total Oil and gas production and marketing revenue	$813.0	$309.0	$504.0	163.1%

      The increase in oil and gas sales relates to increased production and commodity prices in sales to third parties from our reserves in Canada and in the United States.

      Sales of purchased gas increased during 2001, due to increased hedging, balancing and optimization activity as a result of the growth of CES and our operating plant portfolio during 2001 and also reflects the significant volatility in commodity pricing which led to a high volume of hedging and hedge adjusting activity.

	2001	2000	$ Change	% Change

	Restated	Restated
Realized revenue on power and gas trading, net	$29.1	$—	$29.1	—
Unrealized mark-to-market gain (loss) on trading, net	122.6	—	122.6	—

Total Trading revenue, net	$151.7	$—	$151.7	—

      Realized revenue on power and gas trading activity represents the portion of trading contracts actually settled.

      We recognized $98.1 (net of a reserve of $17.9) in mark-to-market gains on power derivatives in 2001. The reserve is related to gains generated by Enron’s insolvency which required earnings recognition for contracts that had previously been exempted from SFAS No. 133 accounting as normal purchases or sales, and which represented the change in fair value of cash flow hedges between the ineffectiveness date and the date of termination. The reserve equals 100% of the net mark-to-market gain that would have otherwise been recognized. The reserve was established due to the uncertainty surrounding the termination and settlement of the Enron contracts and will be reevaluated as we complete the Enron settlement process.

      Approximately $68.5 of the $98.1 of the mark-to-market gain was recognized in the second quarter of 2001 from entering into a fixed price firm-quantity power sales contract for 2002-2006 with one counterparty in a market area where we did not have generating assets for at least the first six months of the contract. The contract presented us with an opportunity to establish a commercial relationship with an important customer in a market where we would eventually have generation assets, and we determined there was substantial benefit in executing the agreement for the entire term requested by the counterparty, as opportunities to enter into such a contract may be available infrequently. Because of the structure of the contract, under SFAS No. 133 the contract and the related commodity derivative transactions did not constitute a hedge or a normal purchase or sale. Before taking into account time value of money considerations, the aggregate gain was $79.9. At September 30, 2001, this gain was locked in as a result of entering into offsetting fixed price power purchases. However, on December 10, 2001, we terminated the portion of those offsetting purchases where Enron was the counterparty, which constituted approximately 30% of the power purchases. We have subsequently completed the process of replacing these contracts. At March 20, 2002, we had replaced 100% of the terminated volume. Our future expansion plans may result in our entry into new markets, which could present similar opportunities, and any resulting power and gas contracts would require similar accounting treatment.

	2001	2000	$ Change	% Change

	Restated	Restated
Other revenue	$32.7	$0.2	$32.5	16,250.0%

      In 2001 other revenue primarily included $21.3 from PSM, which was acquired in December 2000 and $5.9 in commissioning services we provided to an unconsolidated construction project.

	2001	2000	$ Change	% Change

	Restated	Restated
Cost of revenue	$5,516.1	$1,627.4	$3,888.7	239.0%

      The increase in total cost of revenue is explained by category below.

	2001	2000	$ Change	% Change

	Restated	Restated
Plant operating expense	$325.8	$199.0	$126.8	63.7%
Royalty expense	27.5	32.3	(4.8)	(14.9)%
Purchased power expense for hedging and optimization	2,986.6	358.6	2,628.0	732.8%

Total Electric generation and marketing expense	$3,339.9	$589.9	$2,750.0	466.2%

      Plant operating expense increased by 63.7% due to additional projects in operation and a 91% growth in generation, but, expressed per MWh of generation, plant operating expenses decreased from $8.75/ MWh to $7.48/MWh as economies of scale were being realized due to the increase in the average size of our plants.

      Royalty expense decreased between periods due to a decrease in revenue at The Geysers geothermal plants due to lower average electric prices.

      Purchased power expense for hedging and optimization increased in tandem with sales of purchased power for hedging and optimization due to our greatly increased price hedging, balancing and optimization activities described above.

	2001	2000	$ Change	% Change

	Restated	Restated
Oil and gas production expense	$90.9	$66.4	$24.5	36.9%
Purchased gas expense for hedging and optimization	492.6	107.6	385.0	357.8%

Total Oil and gas production and marketing expense	$583.5	$174.0	$409.5	235.3%

      Oil and gas production expense increased due to an increase in related oil and gas sales and due to increased commodity prices.

      Purchased gas expense for hedging and optimization increased due to our greatly increased price hedging, balancing and optimization activities associated with our power generation plants.

	2001	2000	$ Change	% Change

	Restated	Restated
Fuel expense	$1,171.0	$602.2	$568.8	94.5%

      Fuel expense increased primarily due to a 91% increase in megawatt hours generated.

	2001	2000	$ Change	% Change

	Restated	Restated
Depreciation, depletion and amortization expense	$311.3	$195.9	$115.4	58.9%

      Depreciation, depletion and amortization expense increased due primarily to additional power facilities in consolidated operations during 2001 as compared to 2000, as well as a $520.4 increase in our oil and gas operating assets.

	2001	2000	$ Change	% Change

	Restated	Restated
Operating lease expense	$99.5	$63.5	$36.0	56.7%

      Operating lease expense increased due to a full year of operating lease expense in connection with operating leases entered into or acquired for our Tiverton, Rumford, KIAC, West Ford Flat and Bear Canyon facilities during 2000, and additional operating lease expense for the sale/leaseback transactions of our RockGen, Aidlin and South Point facilities entered into in 2001.

	2001	2000	$ Change	% Change

	Restated	Restated
Other expense	$10.9	$2.0	$8.9	675.0%

      Other expense increased primarily due to $9.3 more expense at PSM, which was acquired in December, 2000.

	2001	2000	$ Change	% Change

	Restated	Restated
Income from unconsolidated investments in power projects	$(16.9)	$(28.8)	$11.9	(41.3)%

      The decrease is primarily due to contractual reduction in distributions from the Sumas Power Plant of approximately $12.9. We also experienced a $4.1 decrease in income from our Grays Ferry investment and $2.0 less in income due to the sale of our Bayonne investment in March 2001. This was partially offset by a $2.0 increase in interest income from loans to power projects related to a note from the Delta Energy Center, LLC. In addition, in 2000 we had a $2.8 loss from our investment in the Kennedy International Airport Power Plant which was consolidated in 2001 following our acquisition of the remaining 50% interest.

	2001	2000	$ Change	% Change

	Restated	Restated
Project development expense	$35.9	$27.6	$8.3	30.1%

      Project development expense increased due to an increase in the number of projects in the early stage of development.

	2001	2000	$ Change	% Change

	Restated	Restated
General and administrative expense	$150.5	$97.7	$52.8	54.0%

      The increase was attributable to continued growth in personnel and associated overhead costs necessary to support the overall growth in our operations and due to recent acquisitions, including power facilities and natural gas operations. The growth-induced increase was offset by a decrease in cash bonus accruals to reflect a higher mix of stock options in our incentive program for management. General and administrative expense expressed per MWh of generation decreased to $3.46/ MWh in 2001 from $4.30/ MWh in 2000.

	2001	2000	$ Change	% Change

	Restated	Restated
Merger expense	$41.6	$—	$41.6	—

      The merger expense of $41.6 in the year ended December 31, 2001, was a result of the pooling-of-interests transaction with Encal Energy Ltd. that closed on April 19, 2001.

	2001	2000	$ Change	% Change

	Restated	Restated
Interest expense	$198.5	$81.9	$116.6	142.4%

      Interest expense increased primarily due to a full year of interest expense in 2001 for $1.0 billion of senior notes issued in 2000, in addition to interest expense on approximately $4.0 billion, C$200 million, and £200 million of senior notes issued in 2001. The associated incremental interest expense was partially offset by interest capitalized. In 2001 total capitalized interest was $498.7 versus $207.0 in 2000. Capitalized interest increased between years due to the significant increase in our power plant construction program, which offset the slight decrease in our interest capitalization rate due to a decrease in market interest rates.

	2001	2000	$ Change	% Change

	Restated	Restated
Distributions on trust preferred securities	$62.4	$45.1	$17.3	38.4%

      The increase is attributable to the issuance of additional trust preferred securities in August 2000, as well as a full period of distributions in 2001 with respect to the January 2000 trust preferred offering and the subsequent exercise of the initial purchasers’ option to purchase additional securities.

	2001	2000	$ Change	% Change

	Restated	Restated
Interest (income)	$(72.5)	$(40.5)	$(32.0)	79.0%

      This increase is due primarily to the significantly higher cash balances that we maintained as a result of our senior notes and convertible securities offerings in 2001, in addition to $10.3 interest income in 2001 realized in connection with $265.6 of PG&E of pre-bankruptcy petition receivables.

	2001	2000	$ Change	% Change

	Restated	Restated
Other (income) expense, net	$(55.0)	$0.5	$(55.5)	11,100%

      Other income in 2001 is primarily comprised of approximately $28.1 related to the settlement and termination of a contract with a gas supplier and $16.3 related to gains on the sale of oil and gas properties. In addition, $11.9 represents the gain on extinguishment of debt, primarily a gain of $13.1 from repurchasing $122.0 aggregate principal amount of our Zero Coupon Convertible Debentures (“Zero Coupons”) at a discount, partially offset by the write off of unamortized deferred financing costs of $1.2. We also recorded a loss of $2.3 for the write off of unamortized deferred financing costs resulting from the repayment of $105 in aggregate outstanding principal amount of the 9 1/4% Senior Notes Due 2004 and bridge credit facilities entered into in June 2001.

      In 2001, we also recorded gains of $7.2 on the sale of our interests in the Elwood development project and $11.3 on the sale of our interest in the Bayonne Power Plant including related contingent income recognized as earned thereafter.

      These increases were partially offset by a $17.7 reserve resulting from the nonperformance by a third party in delivering certain emissions reduction credits that we had purchased, and by the sale of the balance of our PG&E pre-bankruptcy petition receivables at a $9.0 discount.

	2001	2000	$ Change	% Change

	Restated	Restated
Provision (benefit) for income taxes	$299.4	$231.5	$67.9	29.3%

      The effective tax rate was approximately 33.7% and 41.0% for 2001 and 2000, respectively, reflecting our expansion into Canada and the United Kingdom and our cross border financings, which reduced our effective tax rates in 2001. However, our taxable income increased by 56.9% in 2001 leading to the increase in the tax provision in 2001.

	2001	2000	$ Change	% Change

	Restated	Restated
Cumulative effect of a change in acct. principle, net of tax	$1.0	$—	$1.0	—

      In 2001, the $1.0 of additional income (net of tax of $0.7) is due to the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

	2001	2000	$ Change	% Change

	Restated	Restated

Net income	623.5	369.1	254.4	68.9%

      The increase in net income reflects a $485.7 increase in gross profit which primarily reflects a 91% increase in generation, which was partially offset by a 22% decrease in average spark spread per MWh, and also reflects $151.7 of trading revenue in 2001 versus none in 2000. The increase in gross profit was partially offset by $56.1 higher general and administrative expense, $41.6 of merger expense associated with the Encal acquisition, $116.6 higher interest expense and $67.2 higher income tax expense in 2001. These higher expense items were mitigated by $55.5 higher other income and $32.0 higher interest income in 2001.

(1)	See Note 2 of the Notes to Consolidated Financial Statements regarding the restatement of financial statements.

Liquidity and Capital Resources

      General — Beginning in the latter half of 2001, and continuing through 2002 to date, there has been a significant contraction in the availability of capital for participants in the energy sector. This was due to a range of factors, including uncertainty arising from the collapse of Enron Corp. and a perceived near-term surplus supply of electric generating capacity. These factors continued in 2002, during which contracting credit markets and decreased spark spreads adversely impacted our liquidity and earnings. While we were able to access the capital and bank credit markets in the first half of 2002, as discussed below, it was on significantly different terms than in the past. We recognize that terms of financing available to us in the future may not be attractive. To protect against this possibility and due to current market conditions, we scaled back our capital expenditure program for 2002 and 2003 to enable us to conserve our available capital resources.

      To date, we have obtained cash from our operations; borrowings under our term loan and revolving credit facilities; issuance of debt, equity, trust preferred securities and convertible debentures; proceeds from sale/leaseback transactions, sale of certain assets and project financing. We have utilized this cash to fund our operations, service or prepay debt obligations, fund acquisitions, develop and construct power generation facilities, finance capital expenditures, support our hedging, balancing, optimization and trading activities at CES, and meet our other cash and liquidity needs. Our business is capital intensive. Our ability to capitalize on growth opportunities is dependent on the availability of capital on attractive terms; the availability of such capital in today’s environment is uncertain. Our strategy is also to reinvest our cash from operations into our business development and construction program or use it to reduce debt, rather than to pay cash dividends.

      Factors that could affect our liquidity and capital resources are also discussed in Item 1. “Business — Risk Factors”.

      Cash Flow Activities — The following table summarizes our cash flow activities for the periods indicated:

	Years Ended December 31,

	2002	2001	2000

		Restated(1)	Restated(1)

	(In thousands)
Beginning cash and cash equivalents	$1,594,144	$664,722	$349,371
Net cash provided by:
Operating activities	1,068,466	423,569	875,751
Investing activities	(3,837,827)	(7,240,655)	(3,877,187)
Financing activities	1,757,396	7,750,177	3,316,787
Effect of exchange rates changes on cash and cash equivalents	(2,693)	(3,669)	—

Net increase (decrease) in cash and cash equivalents	(1,014,658)	929,422	315,351

Ending cash and cash equivalents	$579,486	$1,594,144	$664,722

(1)	See Note 2 of the Notes to Consolidated Financial Statements regarding the restatement of financial statements.

      Operating activities for 2002 provided net cash of $1,068.5 million, a 152% increase from 2001, consisting primarily of a $327.8 million decrease in operating assets due primarily to the sale of our remaining pre-bankruptcy petition accounts receivable from PG&E in January 2002 for approximately $245.5 million (See Note 23 to the Notes to Consolidated Financial Statements), a $151.4 million increase in operating liabilities, $542.2 million of depreciation, depletion and amortization, $404.7 million of equipment cancellation and asset impairment charge, and $56.4 million of development cost write-offs. This was partially offset by a $340.9 million decrease in net derivative liabilities and other comprehensive income related to derivatives, and $215.4 million of gains on assets sales and retirement of debt.

      Investing activities for 2002 consumed net cash of $3.8 billion, primarily due to $4.0 billion for construction costs and capital expenditures including gas turbine generator costs and associated capitalized interest, $68.1 million of advances to joint ventures including associated capitalized interest for investments in power projects under construction, and $105.2 million of capitalized project development costs including associated capitalized interest. This was partially offset by $400.3 million in proceeds from asset sales, and $26.1 million from derivatives not designated as hedges. The decrease in cash used in investing activities in 2002 is primarily due to scale back of our construction and acquisition program.

      Financing activities for 2002 provided $1.8 billion of net cash consisting of $1.3 from borrowings under notes payable and lines of credit, $100 million of proceeds from our issuance of Convertible Senior Notes Due 2006, $725.1 million in additional project financing, $751.8 million from the issuance of common stock, and $169.7 million from our Canadian income trust offering. This was offset by $1.3 billion of repayments on various credit facilities, and $42.8 million of financing costs. The decrease in cash provided from financing activities in 2002 is primarily due to the suspension of certain capital requiring activities and industry wide credit restrictions.

      We have made certain reclassifications in our financial statements, including certain presentation changes in our Restated Consolidated Statements of Cash Flows for 2000 and 2001, to reflect the restatements discussed in Note 2 to the Consolidated Financial Statements as well as other reclassifications to conform to the current year presentation.

      In the restated 2001 statement we reduced “deferred income taxes, net” in “cash flows from operating activities” by $143.1 million and increased “acquisitions, net of cash acquired” in “cash flows from investing activities” by $143.1 million. This was the amount of gross-up of deferred taxes on contingent purchase price premium paid in 2001 in connection with the SkyGen acquisition.

      We continue to evaluate current and forecasted cash flow as a basis for funding operating requirements and capital expenditures. In November 2003 and 2004 our $1.0 billion and $2.5 billion secured revolving construction financing facilities will mature, requiring us to refinance this indebtedness. At December 31, 2002, there was $970.1 million and $2,469.6 million outstanding, respectively, under these facilities. In May 2003, our $1.0 billion secured working capital revolving credit facilities will mature and the $1.0 billion secured term credit facility will mature in May 2004. At December 31, 2002, we had $340.0 million in funded borrowings under the revolving credit facilities and $949.6 million in funded borrowings outstanding under the term loan facility. These facilities will also have to be refinanced. We believe that, if we are able to refinance these facilities, we will have sufficient liquidity from cash flow from operations, borrowings available under lines of credit, access to sale/ leaseback and project financing markets, sale of certain assets and cash balances to satisfy all obligations under our other outstanding indebtedness, and to fund anticipated capital expenditures and working capital requirements for the next twelve months.

      Customers — As of December 31, 2002, we had collection exposures after established reserves from certain of our counterparties as follows: $21.1 million from the California Independent System Operator Corporation and Automated Power Exchange, Inc.; approximately $4.8 million and $3.7 million, with two subsidiaries of Sierra Pacific Resources Company, Nevada Power Company and Sierra Pacific Power, respectively; $5.4 million with NRG Power Marketing, Inc and $40.1 million with Aquila Merchant Services, Inc. and Aquila. While we cannot predict the likelihood of default by our customers, we are continuing to closely monitor our positions and will adjust the values of the reserves as conditions dictate. Based on our legal analysis, we do not have any net collection exposure to Enron and its affiliates. See Note 23 to the Consolidated Financial Statements for more information.

      Letter of Credit Facilities — At December 31, 2002 and 2001, we had approximately $685.6 million and $642.5 million respectively, in letters of credit outstanding under various credit facilities to support CES risk management, and other operational and construction activities. Of the total letters of credit outstanding, $573.9 million and $373.2 million, respectively, were issued under the corporate revolving credit facilities at December 31, 2002 and 2001.

      CES Margin Deposits and Other Credit Support — As of December 31, 2002 and 2001, CES had deposited net amounts of $25.2 million and $345.5 million, respectively, in cash as margin deposits with third parties related to its business activities and had letters of credit outstanding to support CES risk management activities of $106.1 million and $236.1 million, respectively.

      The amount of credit support required to support CES’s operations is a function primarily of the changes in fair value of commodity contracts that CES has entered into and our credit rating. Since December 31, 2001, the amount of credit support provided by us for CES transactions has declined, largely due to the reduction of CES’s activities as well as changes in commodity prices in late 2002 as compared with late 2001. While we believe that we have adequate liquidity to support CES’ operations at this time, it is difficult to predict future developments and the amount of credit support that we may need to provide as part of our business operations.

      Working Capital — At December 31, 2002 we had a negative working capital balance (current assets minus current liabilities) of $1,331.1 million. This was primarily caused by $1,651.4 million of debt, including balances outstanding under our $1 billion construction revolving credit facility and our $400 million working capital revolving credit facility that we intend to refinance or extend. Until such time as the debt is refinanced or extended, we are classifying it as current.

      Revised Capital Expenditure Program — Following a comprehensive review of our power plant development program, we announced in January 2002 the adoption of a revised capital expenditure program, which contemplated the completion of 27 power projects (representing 15,200 MW) then under construction. Seventeen of these facilities have subsequently achieved full or partial commercial operation as of December 31, 2002. Construction of advanced stage development projects is expected to proceed only when there is an established market need for additional generating resources at prices that will allow us to meet our investment criteria, and when capital may again become available to us on attractive terms. Further, our entire development and construction program is flexible and subject to continuing review and revision based upon such criteria.

      On March 12, 2002, we announced a new turbine program that reduced previously forecasted capital spending by approximately $1.2 billion in 2002 and $1.8 billion in 2003. The revision includes adjusted timing of turbine delivery and related payment schedules and also cancellation of some orders. As a result of these turbine cancellations and other equipment cancellations, we recorded a pre-tax charge of $168.5 million in the first quarter of 2002.

      During the fourth quarter of 2002, we entered into restructured agreements with our major gas and steam turbine manufacturers, generally extending the time frame for us to decide whether to proceed with or cancel our existing orders for 87 gas turbines and 44 steam turbines. The new agreements reduce our future capital commitments by approximately $3.4 billion and provide greater flexibility to match equipment commitments with our revised construction and development program. In recognition of probable market and capital limitations, we recorded a pre-tax charge of approximately $207.4 million in the fourth quarter of 2002, which represented all costs associated with the potential cancellation of all of these 87 gas turbines and 44 steam turbines.

      Uses and Sources of Funding — Our estimated uses of funds for 2003 are as follows: construction costs of $1.3 billion, maintenance capital of $0.3 billion, cash lease payments of $0.3 billion and $0.3 billion for future turbine capital. These outflows will be funded primarily through cash on hand (cash and cash equivalents and current portion of restricted cash) of $0.7 billion and an estimated $0.6 billion of 2003 operating cash flow. The other projected sources of funding will include $0.8 billion from contract securitization, $0.6 billion from asset sales, $0.4 billion from construction project financing, $0.4 billion from lease or other project financing and $0.1 billion from a secondary offering of part of our interests in the Canadian Power Income Fund. Actual costs for the projected use of funds identified above, and net proceeds from the projected sources of funds identified above could vary from those estimates, potentially in material respects. In addition, the timing is difficult to predict and we may not be able to complete the financings or they may be able to complete them only on less favorable terms than currently anticipated. The above assumes the refinancing of the corporate revolving line of credit and the refinancing or extension of the revolving construction financing facility, which are both expiring in 2003. Factors that could affect the accuracy of these estimates include the factors identified at the beginning of this section and under “Risk Factors” in Item 1. “Business.”

      Capital Availability — Access to capital for many in the energy sector, including us, has been restricted since late 2001. While we were able in the first half of 2002 to access the capital and bank credit markets, in this new environment, it was on significantly different terms than in the past, in particular our senior working capital facility has been secured by certain of our assets and equity interests. The terms of financing available to us now and in the future may not be attractive to us and the timing of the availability of capital is uncertain and is dependent, in part, on market conditions that are difficult to predict and are outside of our control. We were able to raise the following capital in 2002:

•	Up to $232.0 million of vendor financing with Siemens Westinghouse Power Corporation in January 2002

•	Proceeds of $734.3 million (after underwriting fees) from a public offering of common stock of 66 million shares at $11.50 per share completed in April 2002; proceeds were used to repay debt and for general corporate purposes

•	$50.0 million net funding for 9 California peaker facilities ($100.0 million drawn in May 2002 and $50.0 million repaid in August 2002)

•	In March 2002, we secured our previously unsecured working capital credit facility and increased it to $2.0 billion. Subsequently we increased our two-year secured bank term loan from $600.0 million to

$1.0 billion (subsequently permanently reduced to $949.6 million) and simultaneously reduced our secured corporate revolving credit facilities to $1.0 billion, inclusive of letter of credit usage

•	$106.0 million non-recourse project financing for construction of Blue Spruce Energy Center completed in August 2002

•	Canadian Power Income Fund in August and September 2002 and February 2003 — for a total of US $269.6 million (Cdn $417.8 million) including our secondary offering of Warranted Units in February 2003

•	Secured project financings of $50.0 million and $37.0 million, respectively, for the Newark and Parlin Power Plants completed in December 2002

      Asset Sales — As a result of the significant contraction in the availability of capital for participants in the energy sector, we have adopted a strategy of conserving our core strategic assets and disposing of certain less strategically important assets, which serves primarily to strengthen our balance sheet through repayment of debt. Set forth below are the completed asset disposals:

      On August 29, 2002, we completed the sale of certain oil and gas properties (“Medicine River properties”) located in central Alberta to NAL Oil and Gas Trust and another institutional investor for Cdn$125.0 million (US$80.1 million). As a result of the sale, we recognized a pre-tax gain of $21.9 million.

      On October, 1 2002, we completed the sale of substantially all of our British Columbia oil and gas properties to Calgary, Alberta-based Pengrowth Corporation for gross proceeds of approximately Cdn$387.5 million (US$244.3 million). Of the total consideration, we received US$155.9 million in cash. The remaining US$88.4 million was paid by Pengrowth Corporation’s purchase in the open market (for an aggregate purchase price of US$88.4 million) and delivery to us of US$203.2 million in aggregate principal amount of our debt securities. As a result of the transaction, we recorded a US$37.4 million pre-tax gain on the sale of the properties and a gain on the extinguishment of debt of US$114.8 million. We used approximately US$50.4 million of cash proceeds to repay amounts outstanding under our US$1.0 billion term loan.

      On October 31, 2002, we sold all of our oil and gas properties in Drake Bay Field located in Plaquemines Parish, Louisiana for approximately $3.0 million to Goldking Energy Corporation. As a result of the sale, we recognized a pre-tax loss of $0.02 million.

      On December 16, 2002, we completed the sale of the 180-megawatt DePere Energy Center in DePere, Wisconsin. The facility was sold to Wisconsin Public Service for $120.4 million, which included $72.0 million in cash at closing and a $48.4 million payment due in December 2003. As a result of the sale, we recognized a pre-tax gain of $35.8 million. On December 17, 2002, we sold our right to the December 2003 payment to a third party for $46.3 million and recognized a pre-tax loss of $2.1 million.

      Credit Considerations — On December 14, 2001, Moody’s downgraded our long-term senior unsecured debt from Baa3 (its lowest investment grade rating) to Ba1 (its highest non-investment grade rating). On April 2, 2002, Moody’s further downgraded our long-term senior unsecured debt from Ba1 to B1. We remain on credit watch with negative implications at Moody’s.

      On December 19, 2001, Fitch downgraded our long-term senior unsecured debt from BBB- (its lowest investment grade rating) to BB+ (its highest non-investment grade rating). On March 12, 2002, Fitch further downgraded our long-term senior unsecured debt from BB+ to BB. On December 9, 2002, Fitch downgraded our long-term senior unsecured debt from BB to B+.

      On March 25, 2002, Standard & Poor’s downgraded our corporate credit rating from BB+ (its highest non-investment grade rating) to BB and assigned a rating of B+ to our long-term senior unsecured debt. On

May 17, 2002, Standard and Poor’s issued a rating of BBB- (its lowest investment grade level) on our secured credit facilities. We remain on credit watch with negative implications at Standard and Poor’s.

      Many other issuers in the power generation sector have also been downgraded by one or more of the ratings agencies during this period. Such downgrades can have a negative impact on our liquidity by reducing attractive financing opportunities and increasing the amount of collateral required by trading counterparties.

      Performance Indicators — We believe the following factors are important in assessing our ability to continue to fund our growth in the capital markets: (a) our debt-to-capital ratio; (b) various interest coverage ratios; (c) our credit and debt ratings by the rating agencies; (d) the trading prices of our senior notes in the capital markets; (e) the price of our common stock on The New York Stock Exchange; (f) our anticipated capital requirements over the coming quarters and years; (g) the profitability of our operations; (h) our cash balances and remaining capacity under existing revolving credit construction and general purpose credit facilities; (i) compliance with covenants in existing debt facilities; (j) progress in raising new or replacement capital; and (k) the stability of future contractual cash flows. We believe that our ability to complete the financing transactions described above in difficult conditions affecting the market, and our sector, in general demonstrate our ability to have access to the capital markets on acceptable terms in the future, although availability of capital has tightened significantly throughout the power generation industry and, therefore, there can be no assurance that we will have access to capital in the future as and when we may desire.

      Off-Balance Sheet Commitments — In accordance with SFAS No. 13 and SFAS No. 98, “Accounting for Leases” our operating leases are not reflected on our balance sheet. We entered into sale/leaseback transactions involving our Tiverton and Rumford projects in December 2000 and our South Point and RockGen projects in October 2001. All counterparties in these transactions are third parties that are unrelated to us. The sale/leaseback transactions utilize special-purpose entities formed by the equity investors with the sole purpose of owning a power generation facility. Some of our operating leases contain customary restrictions on dividends, additional debt and further encumbrances similar to those typically found in project finance debt instruments. We guarantee $1.8 billion of the total future minimum lease payments of our consolidated subsidiaries related to our operating leases. We have no ownership or other interest in any of these special-purpose entities.

      In accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting For Investments in Common Stock” and FASB Interpretation No. 35, “Criteria for Applying the Equity Method of Accounting for Investments in Common Stock (An Interpretation of APB Opinion No. 18),” the debt on the books of our unconsolidated investments in power projects is not reflected on our balance sheet (see Note 9 to the Notes to Consolidated Financial Statements). At December 31, 2002, investee debt was approximately $639.3 million. Based on our pro rata ownership share of each of the investments, our share would be approximately $238.6 million. However, all such debt is non-recourse to us. For the Aries Power Plant construction debt, we and Aquila Energy, a wholly owned subsidiary of UtiliCorp United, provided support arrangements until construction was completed to cover any cost overruns.

      We have guaranteed the principal payment of $2.7 billion and $2.6 billion, respectively, of senior notes as of December 31, 2002, and 2001, for two wholly-owned finance subsidiaries of Calpine, Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC. In addition, as of December 31, 2002, we have guaranteed the payment of $50.0 million of project financing for our wholly-owned subsidiary, Calpine California Energy Finance, LLC. As of December 31, 2002, we have guaranteed $301.0 million and $388.9 million, respectively of project financing for the Broad River Energy Center and Pasadena Power Plant and $300.0 million and $387.1 million, respectively, as of December 31, 2001 for these power plants. All of the guaranteed debt is recorded on our consolidated balance sheet.

      Contractual Obligations — Our contractual obligations as of December 31, 2002, are as follows (in thousands):

Contractual Obligations	2003	2004	2005	2006	2007	Thereafter	Total

Notes payable and borrowings under lines of credit and term loan	$340,703	$951,841	$4,047	$161	$171	$1,594	$1,298,517
Capital lease obligation	3,454	3,976	4,416	5,468	5,980	177,813	201,107
Construction/project financing	1,307,291	2,493,712	19,192	22,202	34,152	642,764	4,519,313
Convertible Senior Notes	—	—	—	1,200,000	—	—	1,200,000
Senior Notes	—	—	249,420	421,571	400,889	5,822,921	6,894,801
Total operating lease	255,784	226,914	209,909	196,069	193,491	1,928,165	3,010,332
Turbine commitments	427,848	153,339	19,596	—	—	—	600,783
HIGH TIDES	—	—	—	—	—	1,153,500	1,153,500

Total	$2,335,080	$3,829,782	$506,580	$1,845,471	$634,683	$9,726,757	$18,878,353

      See Notes 13 through 19 of the Notes to Consolidated Financial Statements for more information on the debt, HIGH TIDES and capital lease obligations outstanding in 2001 and 2002. See Note 26 of the Consolidated Financial Statements for more information on our operating leases and turbine commitments. We have substantial flexibility to either proceed with or cancel our turbine orders as conditions warrant. Holders have the right to require us to repurchase all or a portion of the Convertible Senior Notes on December 26, 2004, at 100% of their principal amount plus any accrued and unpaid interest.

      Commercial Commitments — Our primary commercial obligations as of December 31, 2002, are as follows (in thousands):

	Amounts of Commitment Expiration Per Period

	Total Amounts
Commercial Commitments	Committed	2003	2004	2005	2006	2007	Thereafter

Guarantee of subsidiary debt	$3,396,656	$161,268	$18,597	$13,086	$15,528	$152,618	$3,035,559
Standby letters of credit	685,606	622,178	—	63,428	—	—	—
Surety bonds	72,267	2,090	33,366	—	—	—	36,811
Guarantee of subsidiary operating lease payments	1,848,550	111,070	96,688	83,169	81,772	82,487	1,393,364

Total	$6,003,079	$896,606	$148,651	$159,683	$97,300	$235,105	$4,465,734

      Our commercial commitments primarily include guarantee of subsidiary debt, standby letters of credit, surety bonds and guarantee of subsidiary operating lease payments. The debt guarantees consist of parent guarantees for the finance subsidiaries, project financing for the Broad River Energy Center and the Pasadena Power Plant and for the funding for the peaker facilities. The debt guarantees and operating lease payments are also included in the contractual obligations table above. We also issue guarantees for normal course of business activities.

Performance Metrics

      In understanding our business, we believe that certain non-GAAP financial measures and other performance metrics are particularly important. These are described below, beginning with the non-GAAP financial measures:

•	Average gross profit margin based on non-GAAP revenue and non-GAAP cost of revenue. A high percentage of our revenue in 2001 and, to a somewhat lesser extent, in 2002 consisted of CES hedging, balancing and optimization activity undertaken primarily to enhance the value of our generating assets (see “Marketing, Hedging, Optimization, and Trading” subsection of the Business Section). CES’s hedging, balancing and optimization activity is primarily accomplished by buying and selling electric power and buying and selling natural gas or by entering into gas financial instruments such as exchange-traded swaps or forward contracts. Under SAB No. 101 and EITF No. 99-19, we must show the purchases and sales of electricity and gas for hedging, balancing and optimization activities (non-trading activities) on a gross basis in our statement of operations when we act as a principal, take title to the electricity and gas we purchase for resale, and enjoy the risks and rewards of ownership. This is notwithstanding the fact that the net gain or loss on certain financial hedging instruments, such as exchange-traded natural gas price swaps, is shown as a net item in our GAAP financials and that pursuant to EITF No. 02-3, trading activity is now shown net in our Statements of Operations under trading revenue, net, for all periods presented. Because of the inflating effect on revenue of much of our hedging, balancing and optimization activity, we believe that revenue levels and trends do not reflect our performance as accurately as gross profit, and that it is analytically useful for investors to look at our results on a non-GAAP basis with all hedging, balancing and optimization activity netted. This analytical approach nets the sales of purchased power for hedging and optimization with purchased power expense for hedging and optimization and includes that net amount as an adjustment to E&S revenue for our generation assets. Similarly, we believe that it is analytically useful for investors to net the sales of purchased gas for hedging and optimization with purchased gas expense for hedging and optimization and include that net amount as an adjustment to fuel expense. This allows us to look at all hedging, balancing and optimization activity consistently (net presentation) and better understand our performance trends. It should be noted that in this non-GAAP analytical approach, total gross profit does not change from the GAAP presentation, but the gross profit margins as a percent of revenue do differ from corresponding GAAP amounts because the inflating effects on our GAAP revenue of hedging, balancing and optimization activities are removed.

      Other performance metrics are described below:

•	Average availability and average capacity factor or operating rate. Availability represents the percent of total hours during the period that our plants were available to run after taking into account the downtime associated with both scheduled and unscheduled outages. The capacity factor, sometimes called operating rate, is calculated by dividing (a) total megawatt hours generated by our power plants (excluding peakers) by the product of multiplying (b) the weighted average megawatts in operation during the period by (c) the total hours in the period. The capacity factor is thus a measure of total actual generation as a percent of total potential generation. If we elect not to generate during periods when electricity pricing is too low or gas prices too high to operate profitably, the capacity factor will reflect that decision as well as both scheduled and unscheduled outages due to maintenance and repair requirements.

•	Average heat rate for gas-fired fleet of power plants expressed in Btu’s of fuel consumed per KWh generated. We calculate the average heat rate for our gas-fired power plants (excluding peakers) by dividing (a) fuel consumed in Btu’s by (b) KWh generated. The resultant heat rate is a measure of fuel efficiency, so the lower the heat rate, the better. We also calculate a “steam-adjusted” heat rate, in which we adjust the fuel consumption in Btu’s down by the equivalent heat content in steam or other thermal energy exported to a third party, such as to steam hosts for our cogeneration facilities. Our goal is to have the lowest average heat rate in the industry.

•	Average all-in realized electric price expressed in dollars per MWh generated. Our risk management and optimization activities are integral to our power generation business and directly impact our total realized revenues from generation. Accordingly, we calculate the all-in realized electric price per MWh generated by dividing (a) adjusted electricity and steam revenue, which includes capacity revenues, energy revenues, thermal revenues and the spread on sales of purchased electricity for hedging, balancing, and optimization activity, by (b) total generated MWh’s in the period.

•	Average cost of natural gas expressed in dollars per millions of Btu’s of fuel consumed. Our risk management and optimization activities related to fuel procurement directly impact our total fuel expense. The fuel costs for our gas-fired power plants are a function of the price we pay for fuel purchased and the results of the fuel hedging, balancing, and optimization activities by CES. Accordingly, we calculate the cost of natural gas per millions of Btu’s of fuel consumed in our power plants by dividing (a) adjusted fuel expense which includes the cost of fuel consumed by our plants (adding back cost of intercompany “equity” gas from Calpine Natural Gas, which is eliminated in consolidation), and the spread on sales of purchased gas for hedging, balancing, and optimization activity by (b) the heat content in millions of Btu’s of the fuel we consumed in our power plants for the period.

•	Average spark spread expressed in dollars per MWh generated. Our risk management activities focus on managing the spark spread for our portfolio of power plants, the spread between the sales price for electricity generated and the cost of fuel. We calculate the spark spread per MWh generated by subtracting (a) adjusted fuel expense from (b) adjusted E&S revenue and dividing the difference by (c) total generated MWh in the period.

      The table below presents, side-by-side, both our GAAP and non-GAAP netted revenue, costs of revenue and gross profit showing the purchases and sales of electricity and gas for hedging, balancing and optimization activity on a net basis. It also shows the other performance metrics discussed above.

	GAAP Presentation			Non-GAAP Netted Presentation

	Year Ended December 31,			Year Ended December 31,

	2002	2001	2000	2002	2001	2000

		Restated(1)	Restated(1)

	(In thousands)
Revenue, Cost of Revenue and Gross Profit
Revenue:
Electric generation and marketing revenue
Electricity and steam revenue(3)	$3,280,291	$2,417,481	$1,696,066	$3,807,837	$2,763,315	$1,707,328
Sales of purchased power for hedging and optimization(3)	3,145,991	3,332,412	369,911	—	—	—

Total electric generation and marketing revenue	6,426,282	5,749,893	2,065,977	3,807,837	2,763,315	1,707,328
Oil and gas production and marketing revenue
Oil and gas production sales	121,227	286,519	221,883	121,227	286,519	221,883
Sales of purchased gas for hedging and optimization(3)	870,466	526,517	87,119	—	—	—

Total oil and gas production and marketing revenue	991,693	813,036	309,002	121,227	286,519	221,883
Trading revenue, net
Realized net revenue on power and gas trading, net	26,090	29,145	—	26,090	29,145	—
Unrealized mark-to-market gain (loss) on power and gas transactions, net	(4,605)	122,593	—	(4,605)	122,593	—

Total trading revenue, net	21,485	151,738	—	21,485	151,738	—
Other revenue	10,787	32,697	199	10,787	32,697	199

Total revenue	7,450,247	6,747,364	2,375,178	3,961,336	3,234,269	1,929,410

	GAAP Presentation			Non-GAAP Netted Presentation

	Year Ended December 31,			Year Ended December 31,

	2002	2001	2000	2002	2001	2000

		Restated(1)	Restated(1)

	(In thousands)
Cost of revenue:
Electric generation and marketing expense
Plant operating expense	510,676	325,847	198,964	510,676	325,847	198,964
Royalty expense	17,615	27,493	32,326	17,615	27,493	32,326
Purchased power expense(2)	2,618,445	2,986,578	358,649	—	—	—

Total electric generation and marketing expense	3,146,736	3,339,918	589,939	528,291	353,340	231,290
Oil and gas production and marketing expense
Oil and gas production expense	97,895	90,882	66,369	97,895	90,882	66,369
Purchased gas expense(2)	821,065	492,587	107,591	—	—	—

Total oil and gas production and marketing expense	918,960	583,469	173,960	97,895	90,882	66,369
Total fuel expense	1,791,930	1,170,977	602,165	1,742,529	1,137,047	622,637
Depreciation, depletion and amortization expense	459,465	311,302	195,863	459,465	311,302	195,863
Operating lease expense	111,022	99,519	63,463	111,022	99,519	63,463
Other expense	7,279	10,943	2,019	7,279	10,943	2,019

Total cost of revenue	6,435,392	5,516,128	1,627,409	2,946,481	2,003,033	1,181,641
Gross profit	$1,014,855	$1,231,236	$747,769	$1,014,855	$1,231,236	$747,769

Gross profit margin	14%	18%	31%	26%	38%	39%

	Non-GAAP Netted Presentation

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Other Non-GAAP Performance Metrics
Average availability and capacity factor:
Average availability	92%	93%	94%
Average capacity factor or operating rate based on total hours (excluding peakers)	67%	72%	72%
Average heat rate for gas-fired power plants (excluding peakers) (Btu’s/kWh):
Not steam adjusted	7,912	8,203	9,294
Steam adjusted	7,239	7,398	7,816
Average all-in realized electric price:
Adjusted Electricity and steam revenue before discontinued operations (in thousands)	$3,807,837	$2,763,315	$1,707,328
Electricity and steam revenue from discontinued operations	16,915	17,112	7,178

Adjusted electricity and steam revenue (in thousands)	3,824,752	2,780,427	1,714,506
MWh generated (in thousands)	74,542	43,542	22,750
Average all-in realized electric price per MWh	$51.31	$63.86	$75.36
Average cost of natural gas:
Cost of oil and natural gas burned by power plants (in thousands)	$1,742,529	$1,137,047	$622,637
Fuel cost elimination	180,375	99,854	56,052
Fuel expense from discontinued operations	10,416	6,455	3,515

Adjusted fuel expense	$1,933,320	$1,243,356	$682,204
MMBtu of fuel consumed by generating plants (in thousands)	524,840	297,454	150,669
Average cost of natural gas per MMBtu	$3.68	$4.18	$4.53
MWh generated (in thousands)	74,542	43,542	22,750
Average cost of oil and natural gas burned by power plants per MWh	$25.94	$28.56	$29.99
Average spark spread:
Adjusted electricity and steam revenue (in thousands)	$3,824,752	$2,780,427	$1,714,506
Less: Adjusted fuel expense (in thousands)	$1,933,320	$1,243,356	$682,204

Spark spread (in thousands)	$1,891,432	$1,537,071	$1,032,302
MWh generated (in thousands)	74,542	43,542	22,750
Average spark spread per MWh	$25.37	$35.30	$45.38

      The non-GAAP presentation above also facilitates a look at the total “trading” activity impact on gross profit. Prior to 2001, we did not engage in trading activities; consequently, no trading revenues were recognized in 2000. For the years ended December 31, 2002 and 2001, trading revenue, net consisted of (dollars in thousands):

		2002	2001

			Restated(1)
ELECTRICITY
Realized gain (loss)	Realized revenue on power trading transactions, net	$12,175	$9,926
Unrealized	Unrealized mark-to-market gain (loss) on power transactions, net	8,040	98,268

Subtotal		$20,215	$108,194

GAS
Realized gain (loss)	Realized revenue on gas trading transactions, net	$13,915	$19,219
Unrealized	Unrealized mark-to-market gain (loss) on gas transactions, net	(12,645)	24,325

Subtotal		$1,270	$43,544

		Percent of
		Gross		Percent of
	2002	Profit	2001	Gross Profit

Total trading activity gain (loss)	$21,485	2.1%	$151,738	12.3%
Realized gain	$26,090	2.6%	$29,145	2.4%
Unrealized (mark-to-market) gains (loss)(2)	$(4,605)	(0.5)%	$122,593	10.0%

(1)	See Note 2 of Notes to Consolidated Financial Statements regarding the restatement of financial statements.

(2)	For the year ended December 31, 2002 and 2001, the mark-to-market gains shown above as “trading” activity include hedge ineffectiveness as discussed in Note 24.

(3)	Following is a reconciliation of GAAP to non-GAAP presentation further to the narrative set forth under this Performance Metrics section: ($ in thousands)

		To Net
		Hedging,
		Balancing &	Netted
	GAAP	Optimization	Non-GAAP
	Balance	Activity	Balance

2002
Electricity and steam revenue	$3,280,291	$527,546	$3,807,837
Sales of purchased power	3,145,991	(3,145,991)	—
Sales of purchased gas	870,466	(870,466)	—
Purchased power expense	2,618,445	(2,618,445)	—
Purchased gas expense	821,065	(821,065)	—
Fuel expense	1,791,930	(49,401)	1,742,529
2001, Restated(1)
Electricity and steam revenue	$2,417,481	$345,834	$2,763,315
Sales of purchased power	3,332,412	(3,332,412)	—
Sales of purchased gas	526,517	(526,517)	—
Purchased power expense	2,986,578	(2,986,578)	—
Purchased gas expense	492,587	(492,587)	—
Fuel expense	1,170,977	(33,930)	1,137,047

		To Net
		Hedging,
		Balancing &	Netted
	GAAP	Optimization	Non-GAAP
	Balance	Activity	Balance

2000, Restated(1)
Electricity and steam revenue	$1,696,066	$11,262	$1,707,328
Sales of purchased power	369,911	(369,911)	—
Sales of purchased gas	87,119	(87,119)	—
Purchased power expense	358,649	(358,649)	—
Purchased gas expense	107,591	(107,591)	—
Fuel expense	602,165	20,472	622,637

(1)	See Note 2 of Notes to Consolidated Financial Statements regarding the restatement of financial statements.

Strategy

      For a discussion of our strategy and management’s outlook, see “Item 1 — Business — Strategy.”

Financial Market Risks

      We primarily focused on generation of electricity using gas-fired turbines, our natural physical commodity position is “short” fuel (i.e., natural gas consumer) and “long” power (i.e., electricity seller). To manage forward exposure to price fluctuation in these and (to a lesser extent) other commodities, we enter into derivative commodity instruments as discussed in Item 6. “Business — Marketing, Hedging, Optimization and Trading Activities.”

      The change in fair value of outstanding commodity derivative instruments from January 1, 2002, through December 31, 2002, is summarized in the table below (in thousands):

Fair value of contracts outstanding at January 1, 2002	$(88,123)
Gains recognized or otherwise settled during the period(1)	(210,745)
Changes in fair value attributable to changes in valuation techniques and assumptions(2)	(6,736)
Changes in fair value attributable to new contracts and price movements	218,421
Terminated derivatives(3)	237,810

Fair value of contracts outstanding at December 31, 2002(4)	$150,627

(1)	Recognized gains from commodity cash flow hedges of $184.7 million, consisting of realized gains on power derivatives of $304.1 million and realized losses on natural gas and crude oil derivatives of $(119.4) million, are reported in Note 24 of the Consolidated Financial Statements and $26.1 million realized gain on trading activity is reported in the Statement of Operations under trading revenue, net.

(2)	Relates to liquidity reserves against unrealized mark-to-market gains to take into account recent illiquidity and the resulting increase in bid/ask spreads in the energy industry.

(3)	Includes the value of derivatives terminated or settled before their scheduled maturity and the value of commodity financial instruments that ceased to qualify as derivative instruments.

(4)	Net commodity derivative assets reported in Note 24 of the Notes to Consolidated Financial Statements included in this filing.

      The fair value of outstanding derivative commodity instruments at December 31, 2002, based on price source and the period during which the instruments will mature, are summarized in the table below (in thousands):

Fair Value Source	2003	2004-2005	2006-2007	After 2007	Total

Prices actively quoted	$162,310	$(9,236)	$—	$—	$153,074
Prices provided by other external sources	(6,325)	16,141	14,416	—	24,232
Prices based on models and other valuation methods	2,936	(6,178)	(17,334)	(6,103)	(26,679)

Total fair value	$158,921	$727	$(2,918)	$(6,103)	$150,627

      Our risk managers maintain fair value price information derived from various sources in our risk management systems. The propriety of that information is validated by our Risk Control group. Prices actively quoted include validation with prices sourced from commodities exchanges (e.g., New York Mercantile Exchange). Prices provided by other external sources include quotes from commodity brokers and electronic trading platforms. Prices based on models and other valuation methods are validated using quantitative methods. See Critical Accounting Policies for a discussion of valuation estimates used where external prices are unavailable.

      The counterparty credit quality associated with the fair value of outstanding derivative commodity instruments at December 31, 2002, and the period during which the instruments will mature are summarized in the table below (in thousands):

Credit Quality (based on
January 23, 2003, ratings)	2003	2004-2005	2006-2007	After 2007	Total

Investment grade	$114,931	$11,641	$8,361	$(11,562)	$123,371
Non-investment grade	50,766	(9,260)	(10,982)	5,459	35,983
No external ratings	(6,776)	(1,654)	(297)	—	(8,727)

Total fair value	$158,921	$727	$(2,918)	$(6,103)	$150,627

      The fair value of outstanding derivative commodity instruments and the fair value that would be expected after a ten percent adverse price change are shown in the table below (in thousands):

		Fair
		Value After
		10% Adverse
	Fair Value	Price Change

At December 31, 2002:
Crude oil	$(2,274)	$(4,535)
Electricity	47,745	(44,560)
Natural gas	105,156	(21,170)

Total	$150,627	$(70,265)

      Derivative commodity instruments included in the table are those included in Note 24 to the Consolidated Financial Statements. The fair value of derivative commodity instruments included in the table is based on present value adjusted quoted market prices of comparable contracts. The fair value of electricity derivative commodity instruments after a 10% adverse price change includes the effect of increased power prices versus our derivative forward commitments. Conversely, the fair value of the natural gas derivatives after a 10% adverse price change reflects a general decline in gas prices versus our derivative forward commitments. Derivative commodity instruments offset the price risk exposure of our physical assets. None of the offsetting physical positions are included in the table above.

      Price changes were calculated by assuming an across-the-board ten percent adverse price change regardless of term or historical relationship between the contract price of an instrument and the underlying commodity price. In the event of an actual ten percent change in prices, the fair value of our derivative portfolio would typically change by more than ten percent for earlier forward months and less than ten percent for later forward months because of the higher volatilities in the near term and the effects of discounting expected future cash flows.

      The primary factors affecting the fair value of our derivatives at any point in time are (1) the volume of open derivative positions (MMBtu and MWh), and (2) changing commodity market prices, principally for electricity and natural gas. The total volume of open gas derivative positions decreased 72% from December 31, 2001, to December 31, 2002, while the total volume of open power derivative positions decreased 15% for the same period. In that prices for electricity and natural gas are among the most volatile of all commodity prices, there may be material changes in the fair value of our derivatives over time, driven both by price volatility and the changes in volume of open derivative transactions. Under SFAS No. 133, the change since the last balance sheet date in the total value of the derivatives (both assets and liabilities) is reflected either in Other Comprehensive Income (“OCI”), net of tax, or in the statement of operations as an item (gain or loss) of current earnings. As of December 31, 2002, the majority of the balance in accumulated OCI represented the unrealized net loss associated with commodity cash flow hedging transactions. As noted above, there is a substantial amount of volatility inherent in accounting for the fair value of these derivatives, and our results during the year ended December 31, 2002, have reflected this. See Note 24 for additional information on derivative activity.

      Collateral Debt Securities — The King City operating lease commitment is supported by collateral debt securities that mature serially in amounts equal to a portion of the semi-annual lease payment. We have the ability and intent to hold these securities to maturity, and as a result, we do not expect a sudden change in market interest rates to have a material affect on the value of the securities at the maturity date. The securities are recorded at an amortized cost of $86.1 million at December 31, 2002. See Note 4 to the Consolidated Financial Statements. The following tables present our different classes of collateral debt securities by expected maturity date and fair market value as of December 31, 2002, (dollars in thousands):

	Weighted
	Average
	Interest Rate	2003	2004	2005	2006	2007	Thereafter	Total

Corporate Debt Securities	7.2%	$2,015	$6,050	$7,825	$—	$—	$—	$15,890
Government Agency Debt Securities	6.9%	1,960	—	—	—	—	—	1,960
U.S. Treasury Notes	6.5%	—	—	1,975	—	—	—	1,975
U.S. Treasury Securities (non-interest bearing)	—	4,065	—	—	9,700	9,100	96,150	119,015

Total		$8,040	$6,050	$9,800	$9,700	$9,100	$96,150	$138,840

Fair Market Value

Corporate Debt Securities	$16,957
Government Agency Debt Securities	1,968
U.S. Treasury Notes	2,209
U.S. Treasury Securities (non-interest bearing)	83,333

Total	$104,467

      Interest rate swaps and cross currency swaps — From time to time, we use interest rate swap and cross currency swap agreements to mitigate our exposure to interest rate and currency fluctuations associated with certain of our debt instruments. We do not use interest rate swap and currency swap agreements for speculative or trading purposes. In regards to foreign currency denominated senior notes, the swap notional amounts equal the amount of the related principal debt. The following tables summarize the fair market values of our existing interest rate swap and currency swap agreements as of December 31, 2002, (dollars in thousands):

	Weighted Average	Weighted Average
	Notional	Interest Rate			Fair Market
Maturity Date	Principal Amount	(Pay)	Interest Rate (Receive)		Value

2008	$84,243	4.2%		(1)	$(5,294)
2011	47,663	6.9%	3-month US $	LIBOR	(7,748)
2012	115,668	6.5%	3-month US $	LIBOR	(19,484)
2014	64,319	6.7%	3-month US $	LIBOR	(10,357)

Total	$311,893	6.0%			$(42,883)

(1)	1-month US $ LIBOR until July, 2003. 3-month US $ LIBOR thereafter.

			Frequency of
			Fixed Currency	Fair Market
Maturity Date	Notional Principal	Fixed Currency Exchange	Exchange	Value

	(Pay/Receive)	(Pay/Receive)
2007	US $127,763/ Cdn $200,000	US $5,545/ Cdn $8,750	Semi-annually	$(7,714)
2008	Pound sterling 109,550/ Euro 175,000	Pound sterling 5,152/ Euro 7,328	Semi-annually	8,486

Total				$772

      Debt financing — Because of the significant capital requirements within our industry, debt financing is often needed to fund our growth. Certain debt instruments may effect us adversely because of changes in market conditions. We have used two primary forms of debt which are subject to market risk: (1) Variable rate construction/ project financing; (2) Other variable-rate instruments. Significant LIBOR increases could have a negative impact on our future interest expense. Our variable-rate construction/project financing is primarily through two separate credit agreements, Calpine Construction Finance Company L.P. and Calpine Construction Finance Company II, LLC. Borrowings under these credit agreements are used exclusively to fund the construction of our power plants. Other variable-rate instruments consist primarily of our revolving credit and term loan facilities which are used for general corporate purposes. Both our variable-rate construction/ project financing and other variable-rate instruments are indexed to different LIBOR rates.

      The following table summarizes our variable-rate debt exposed to interest rate risk as of December 31, 2002 (dollars in thousands):

	Outstanding	Weighted Average	Fair Market
	Balance	Interest Rate	Value

Variable-rate construction/project financing and other variable-rate instruments:
Short-term
Calpine Construction Finance Company L.P (due 2003)	$970,110	1-month US $ LIBOR	$970,110
Corporate revolving line of credit	340,000	1-month US LIBOR	340,000
Siemens Westinghouse Power Corporation	169,180	6-month US $ LIBOR	169,180

Total short-term	$1,479,290		$1,479,290

Long-term
Blue Spruce Energy Center Project financing	$83,540	1-month US $ LIBOR	$83,540
Term loan due (due 2004)	949,565	3-month US $ LIBOR	949,565
Calpine Construction Finance Company II, LLC (due 2004)	2,469,643	1-month US $ LIBOR	2,469,643

Total long-term	$3,502,748		$3,502,748

Total variable-rate construction/ project financing and other variable-rate instruments	$4,982,038		$4,982,038

      Construction/project financing facilities — In November 2003 and November 2004, respectively, our $1.0 billion and $2.5 billion, secured construction financing revolving facilities will mature, requiring us to refinance or extend this indebtedness. We remain confident that we will have the ability to refinance or extend this indebtedness as it matures, but recognize that this is dependent, in part, on market conditions that are difficult to predict.

      Revolving credit and term loan facilities — On May 31, 2002, we increased our two-year secured bank term loan to $1.0 billion from $600.0 million, and reduced the aggregate size of our secured corporate revolving credit facilities to $1.0 billion (the $600 million and $400 million facilities, respectively,) from $1.4 billion. In the fourth quarter of 2002 we permanently repaid $50.4 million of the term loan and at December 31, 2002, we had $949.6 million in funded borrowings outstanding under the term loan, which matures in May 2004. Additionally we had $340.0 million in funded borrowings outstanding and $573.9 million in outstanding letters of credit under the revolving credit facilities, of which $186.2 million of the letters of credit were issued in support of financial arrangements either reflected on the balance sheet or associated with leased assets or obligations of partially-owned subsidiaries. The revolving credit facilities expire in May 2003. However, any letters of credit under the $600 million revolving credit facility can be extended for one year at our option.

Application of Critical Accounting Policies

      Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See Note 3 to our Consolidated Financial Statements, “Summary of Significant Accounting Policies.” We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Fair Value of Energy Marketing and Risk Management Contracts and Derivatives

      Generally Accepted Accounting Principles require us to account for certain derivative contracts at fair value. Accounting for derivatives at fair value requires us to make estimates about future prices during periods for which price quotes are not available from sources external to us. As a result, we are required to rely on internally developed price estimates when external price quotes are unavailable. Our estimates regarding future prices involve a level of uncertainty, and prices actually realized in the future could differ from our estimates.

      We derive our future price estimates during periods where external price quotes are unavailable based on an extrapolation of prices from periods where external price quotes are available. In performing this extrapolation we estimate future annual prices and adjust them for observed monthly seasonality. We have quantified a range of likely one-year variability in our estimate by placing an upper bound and lower bound around our estimated future prices. We based our calculation of the likely upper and lower bounds on historically observed actual price trends and a five percent likelihood that actual future prices would be outside the calculated upper or lower bounds within one year. As of December 31, 2002, we estimate the fair value of our commodity derivative instruments to be $150.6 million. If we were to adjust our estimated prices during periods where external price quotes are unavailable to the upper bound and lower bound, the fair value of our commodity derivative instruments would be $198.2 million and $146.1 million, respectively.

Credit Reserves

      In estimating the fair value of our derivatives, we must take into account the credit risk that our counterparties will not have the financial wherewithal to honor their contract commitments.

      In establishing credit risk reserves we take into account historical default rate data published by the rating agencies based on the credit rating of each counterparty where we have realization exposure, as well as other published data and information.

Liquidity Reserves

      We value our forward positions at the mid-market price, or the price in the middle of the bid-ask spread. This creates a risk that the value reported by us as the fair value of our derivative positions will not represent the realizable value or probable loss exposure of our derivative positions if we are unable to liquidate those positions at the mid-market price. Adjusting for this liquidity risk states our derivative assets and liabilities at their most probable value. We use a two-step quantitative and qualitative analysis to determine our liquidity reserve.

      In the first step we quantitatively derive an initial liquidity reserve assessment applying the following assumptions in calculating the initial liquidity reserve assessment: (1) where we have the capability to cover physical positions with our own assets, we assume no liquidity reserve is necessary because we will not have to cross the bid ask spread in covering the position; (2) we record no reserve against our hedge positions because a high likelihood exists that we will hold our hedge positions to maturity or cover them with our own assets; and (3) where reserves are necessary, we base the reserves on the spreads observed using broker quotes as a starting point.

      Using these assumptions, we calculate the net notional volume exposure at each location by commodity and multiply the result by one half of the bid-ask spread.

      The second step involves a qualitative analysis where the initial assessment may be adjusted for qualitative factors such as liquidity spreads observed through recent trading activity, strategies for liquidating open positions, and imprecision in or unavailability of broker quotes due to market illiquidity. Using this quantitative and qualitative information, we estimate the amount of probable liquidity risk exposure to us and we record this estimate as a liquidity reserve.

Accounting for Long-Lived Assets

Plant Useful Lives

      Property, plant and equipment is stated at cost. The cost of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. Depreciation is recorded utilizing the straight-line method over the estimated original composite useful life, generally 35 years, exclusive of the estimated salvage value, typically 10%.

Impairment of Long-Lived Assets, Including Intangibles

      We evaluate long-lived assets, such as property, plant and equipment, equity method investments, patents, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors which could trigger an impairment include significant underperformance relative to historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.

      The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value. For equity method investments and assets identified as held for sale, the book value is compared to the estimated fair value to determine if an impairment loss is required. For equity method investments, we would record a loss when the decline in value is other than temporary.

      Our assessment regarding the existence of impairment factors is based on market conditions, operational performance and legal factors of our businesses. Our review of factors present and the resulting appropriate carrying value of our intangibles, and other long-lived assets are subject to judgments and estimates that management is required to make. Future events could cause us to conclude that impairment indicators exist and that our intangibles, and other long-lived assets might be impaired.

Turbine Impairment Charges

      A significant portion of our overall cost of constructing a power plant is the cost of the gas turbine-generators (GTGs), steam turbine-generators (STGs) and related equipment (collectively the “turbines”). The turbines are ordered primarily from three large manufacturers under long-term, build to order contracts. Payments are generally made over a two to four year period for each turbine. The turbine prepayments are included as a component of construction-in-progress if the turbines are assigned to specific projects probable of being built, and interest is capitalized on such costs. Turbines assigned to specific projects are not evaluated for impairment separately from the project as a whole. Prepayments for turbines that are not assigned to specific projects that are probable of being built are carried in other assets, and interest is not capitalized on such costs. Additionally, our commitments relating to future turbine payments are disclosed in Note 26, “Commitments and Contingencies.”

      At each reporting date, we assess the total balance of turbine progress payments made to date to determine whether there has been any impairment in the value of the prepayments. This assessment is based on the relationship between the turbines on order, their allocation to respective construction and development projects and the probability that these projects will be completed. Additionally, to the extent that there are more turbines on order than are allocated to specific construction projects, we must also determine the probability that new projects will be initiated to utilize the turbines or that the turbines will be resold to third parties. The completion of in progress projects and the initiation of new projects are dependent on our overall liquidity and the availability of funds for capital expenditures.

      In assessing the impairment of turbines, we must determine both the realizability of the progress payments to date that have been capitalized, as well as the probability that at future decision dates, we will cancel the turbines, forfeiting the prepayment and incurring the cancellation payment, or will proceed and pay the remaining progress payments in accordance with the original payment schedule.

      We apply SFAS No. 5, “Accounting for Contingencies” to evaluate potential future cancellation obligations. We apply SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” to evaluate turbine progress payments made to date and the carrying value of delivered turbines not assigned to projects. At the reporting date, if we do not believe that it is probable that the development or construction project associated with each turbine will be financed within the timeframe in which decisions about whether we will need the turbine or not must be made, then the progress payments (reservation payments) made to date are written off. Additionally, if we believe that it is probable that we will elect the cancellation provisions relating to future decision dates, then the expected future termination payment is also expensed.

Oil and Gas Property Valuations

      Successful Efforts Method of Accounting. We follow the successful efforts method of accounting for oil and natural gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Other exploratory costs are expensed as incurred. Interest costs related to financing major oil and gas projects in progress are capitalized until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful.

      The successful efforts method of accounting relies on management’s judgment in the designation of wells as either exploratory or developmental, which determines the proper accounting treatment of costs incurred. During 2002, we drilled 140 (net 82.3) development wells and 8 (net 4.9) exploratory wells, of which 128 (net 75.3) development and one (net 0.5) exploration were successful. Our operational results may be significantly impacted if we decide to drill in a new exploratory area, which will result in increased seismic costs and potentially increased dry hole costs if the wells are determined to be not successful.

      Successful Efforts Method of Accounting vs. Full Cost Method of Accounting. Under the successful efforts method, unsuccessful exploration well cost, geological and geophysical costs, delay rentals, and general and administrative expenses directly allocable to acquisition, exploration, and development activities are charged to exploration expense as incurred; whereas, under the full cost method these costs are capitalized and amortized over the life of the reserves.

      A significant sale would have to occur before a gain or loss would be recognized under the full cost method but, when an entire cost center (generally a field) is sold under successful efforts method, a gain or loss is recognized.

      For impairment evaluation purposes, successful efforts requires that individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows, which are generally on a field-by-field basis. Under full cost impairment review, all properties in the depreciation, depletion and amortization pools are assessed against a ceiling based on discounted cash flows, with certain adjustments.

      Though successful efforts and full cost methods are both acceptable under GAAP, historically successful efforts is used by most major companies due to such method being more reflective of current operating results due to expensing of certain exploration activities.

      Impairment of Oil and Gas Properties. We review our oil and gas properties periodically to determine if impairment of such properties is necessary. Property impairments may occur if a field discovers lower than anticipated reserves or if commodity prices fall below a level that significantly affects anticipated future cash flows on the property. Proved oil and gas property values are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period. During 2002, we recorded approximately $6 million in property impairments.

      Oil and Gas Reserves. The process of estimating quantities of proved, proved developed and proved undeveloped crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. Estimates of economically recoverable oil and gas reserves and future net cash flows depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of governmental regulations, operating costs, severance taxes, development costs and workover costs, all of which may vary considerably from actual results. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of our oil and gas properties and/or the rate of depletion of such properties.

      We base estimates of proved, proved developed, and proved undeveloped reserves as of December 31, 2002, on estimates made by Netherland, Sewell & Associates Inc., independent petroleum consultants, for reserves in the United States; and Gilbert Laustsen Jung Associates Ltd. independent petroleum consultants, for reserves in Canada.

Capitalized Interest

      We capitalize interest using two methods: (1) capitalized interest on funds borrowed for specific construction projects and (2) capitalized interest on general corporate funds. For capitalization of interest on specific funds, we capitalize the interest cost incurred related to debt entered into for specific projects under construction or in the advanced stage of development. The methodology for capitalizing interest on general funds, consistent with paragraphs 13 and 14 of SFAS No. 34, “Capitalization of Interest Cost,” begins with a determination of the borrowings applicable to our qualifying assets. The basis of this approach is the assumption that the portion of the interest costs that are capitalized on expenditures during an asset’s acquisition period could have been avoided if the expenditures had not been made. This methodology takes the view that if funds are not required for construction then they would have been used to pay off other debt. We use our best judgment in determining which borrowings represent the cost of financing the acquisition of the assets. The primary debt instruments included in the rate calculation are the Senior Notes, our term loan facility and the $600.0 million and the $400.0 million revolving credit facilities. The interest rate is derived by dividing the total interest cost by the average borrowings. This weighted average interest rate is applied to our average qualifying assets. See Note 5 to the Consolidated Financial Statements, for additional information about the capitalization of interest expense.

Accounting for Income Taxes

      To arrive at our worldwide income tax provision significant judgment is required. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of the treatment of capital assets, financing transactions, multistate taxation of operations and segregation of foreign and domestic income and expense to avoid double taxation. Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and net income in the period in which such determination is made.

      We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, there is no assurance that the valuation allowance would not need to be increased to cover additional deferred tax assets that may not be realizable. Any increase in the valuation allowance could have a material adverse impact on our income tax provision and net income in the period in which such determination is made.

      We provide for United States income taxes on the earnings of foreign subsidiaries unless they are considered permanently invested outside the United States. At December 31, 2002, we had no cumulative undistributed earnings of foreign subsidiaries.

      Our effective income tax rates were (25.9)%, 33.7% and 41.0% in fiscal 2002, 2001 and 2000, respectively. The effective tax rate in all periods is the result of profits Calpine Corporation and its subsidiaries earned in various tax jurisdictions, both foreign and domestic, that apply a broad range of income tax rates. The provision for income taxes differs from the tax computed at the federal statutory income tax rate due primarily to state taxes and earnings considered as permanently reinvested in foreign operations and the effect of the treatment by foreign jurisdictions of cross border financings. Future effective tax rates could be adversely affected if earnings are lower than anticipated in countries where we have lower statutory rates, if unfavorable changes in tax laws and regulations occur, or if we experience future adverse determinations by taxing authorities after any related litigation. For calendar year 2002 the state tax rate increased over prior years due to a one-time adjustment increasing our deferred state taxes and receiving no benefit for foreign losses in our state tax filings. Our foreign taxes at rates other than statutory include the benefit of cross border financings as well as withholding taxes and foreign valuation allowance.

      Under SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. SFAS No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based on the weight of available evidence, we have provided a valuation allowance against certain deferred tax assets. The valuation allowance was based on the historical earnings patterns within individual tax jurisdictions that make it uncertain that we will have sufficient income in the appropriate jurisdictions to realize the full value of the assets. We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

      At December 31, 2002, we had credit carryforwards, resulting in a $34.4 million tax benefit, which originated from acceleration of deductions on capital assets. We expect to utilize all of the credit carryforwards. We also had federal and state net operating loss carryforwards of $22.1 million, which expire between 2004 and 2014. The federal and state net operating loss carryforwards available are subject to limitations on annual usage. In addition, we had loss carryforwards in certain foreign subsidiaries, resulting in a tax benefit of approximately $87.4 million, the majority of which expire by 2008. It is expected that they will be fully utilized before expiring. The deferred tax asset for the federal and state losses, foreign losses, and other prepaid taxes has been offset by a valuation allowance of approximately $26.7 million.

Initial Adoption of New Accounting Standards in 2003

SFAS No. 123 — “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”

      Historically, we have accounted for qualified stock compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, we are required to recognize stock compensation as expense only to the extent that there is a difference in value between the market price of the stock being offered to employees and the price those employees must pay to acquire the stock. The expense measurement methodology provided by APB 25 is commonly referred to as the “intrinsic value based method”. To date, our stock compensation program has been based primarily on stock options whose exercise prices are equal to the market price of Calpine stock on the date of the stock option grant; consequently, we have historically incurred minimal stock compensation expense. On August 27, 2002, we announced that, effective January 1, 2003, we intend to prospectively adopt SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123 establishes the use of a “fair value based method” of accounting for stock-based compensation plans.

      Under SFAS No. 123, the fair value of a stock option or its equivalent is estimated on the date of grant by using an option-pricing model, such as the Black-Scholes model or a binomial model. The option-pricing model selected should take into account, as of the stock option’s grant date, the exercise price and expected life of the stock option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the stock option.

      The fair value calculated by this model is then recognized as compensation expense over the period in which the related employee services are rendered. Unless specifically defined within the provisions of the stock option granted, the service period is presumed to begin on the grant date and end when the stock option is fully vested. Depending on the vesting structure of the stock option and other variables that are built into the option-pricing model, the fair value of the stock option is recognized over the service period using either a straight-line method (the single option approach) or a more conservative, accelerated method (the multiple option approach). Recognizing that employees are entitled to portions of a given stock option grant at different points throughout the vesting period, we have chosen the multiple option approach, which we have used historically for pro-forma disclosure purposes. The multiple option approach views one four-year option grant as four separate sub-grants, each representing 25% of the total number of stock options granted. The first sub-

grant vests over one year, the second sub-grant vests over two years, the third sub-grant vests over three years, and the fourth sub-grant vests over four years. Under this scenario, over 50% of the total fair value of the stock option grant is recognized during the first year of the vesting period, and nearly 80% of the total fair value of the stock option grant is recognized by the end of the second year of the vesting period. By contrast, if we were to apply the single option approach, only 25% and 50% of the total fair value of the stock option grant would be recognized as compensation expense by the end of the first and second years of the vesting period, respectively.

      We have selected the Black-Scholes model, primarily because it is the most commonly recognized options-pricing model among U.S.-based corporations. Nonetheless, we believe this model tends to overstate the true fair value of our employee stock options in that our options cannot be freely traded, have vesting requirements, and are subject to blackout periods during which, even if vested, they cannot be traded. We will monitor valuation trends and techniques as more companies adopt SFAS No. 123 and review our choices as appropriate in the future. The key assumption in our Black-Scholes model is the expected life of the stock option, because it is this figure that drives our expected volatility calculation, as well as our risk-free interest rate. The expected life of the option relies on two factors — the option’s vesting period and the expected term that an employee holds the option once it has vested. There is no single method described by SFAS No. 123 for predicting future events such as how long an employee holds on to an option or what the expected volatility of a company’s stock price will be; the facts and circumstances are unique to different companies and depend on factors such as historical employee stock option exercise patterns, significant changes in the market place that could create a material impact on a company’s stock price in the future, and changes in a company’s stock-based compensation structure.

      We will base our expected option terms on historical employee exercise patterns. We have segregated our employees into four different categories based on the fact that different groups of employees within our company have exhibited different stock exercise patterns in the past, usually based on employee rank and income levels. Therefore, we have concluded that we will perform separate Black-Scholes calculations for four employee groups — executive officers, senior vice presidents, vice presidents, and all other employees.

      We will compute our expected stock price volatility based on our stock’s historical movements. For each employee group, we will measure the volatility of our stock over a period that equals the expected term of the option. In the case of our executive officers, this means we will measure our stock price volatility dating back to our public inception in 1996, because these employees are expected to hold their options for over 7 years after the options have fully vested. In the case of other employees, volatility will only be measured dating back 4 years. In the short run, this will cause other employees to generate a higher volatility figure than the other company employee groups because our stock price has fluctuated significantly in the past four years. As of December 31, 2002, the volatility for our employee groups ranged from 70%-83%.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for companies that voluntarily change their accounting for stock-based compensation from the less preferred intrinsic value based method to the more preferred fair value based method. Prior to its amendment, SFAS No. 123 required that companies enacting a voluntary change in accounting principle from the APB 25 methodology could only do so on a prospective basis; no adoption or transition provisions were established to allow for a restatement of prior period financial statements. Companies adopting SFAS No. 123 were required to provide a pro-forma disclosure of net income and earnings per share as if the fair value based method had been used to account for their stock-based compensation for all periods presented within their financial statements. SFAS No. 148 provides two additional transition options to report the change in accounting principle — the modified prospective method and the retroactive restatement method. We will use the prospective method in our implementation of SFAS No. 123.

      Based on our Black-Scholes assumptions described above, and based on our SIP grant that occurred in January 2003, we anticipate that adopting the provisions of SFAS No. 123 and SFAS No. 148 will result in a pre-tax charge of $18.1 million to compensation expense during 2003. See Note 3 to the Consolidated

Financial Statements for additional information related to the adoption of SFAS No. 148 and the pro-forma impact that it would have had on our net income for the years ended December 31, 2002, 2001 and 2000.

SFAS 143 — “Accounting for Asset Retirement Obligations”

      In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”. SFAS No. 143 applies to fiscal years beginning after June 15, 2002 and amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the assets and requires that a liability for an asset retirement obligation be recognized when incurred, recorded at fair value and classified as a liability in the balance sheet. When the liability is initially recorded, the entity will capitalize the cost and increase the carrying value of the related long-lived asset. Asset retirement obligations represent future liabilities, and, as a result, accretion expense will be accrued on this liability until the obligation is satisfied. At the same time, the capitalized cost will be depreciated over the estimated useful life of the related asset. At the settlement date, the entity will settle the obligation for its recorded amount or recognize a gain or loss upon settlement.

      We adopted the new rules on asset retirement obligations on January 1, 2003. As required by the new rules, we recorded liabilities equal to the present value of expected future asset retirement obligations at January 1, 2003. We identified obligations related to operating gas-fired power plants, geothermal power plants and oil and gas properties. The liabilities are partially offset by increases in net assets, net of accumulated depreciation, recorded as if the provisions of the Statement had been in effect at the date the obligation was incurred, which is generally the start of commercial operations for the facility.

      Based on current information and assumptions we expect to record an additional long-term liability of $33.3 million, an additional asset within Property, Plant and Equipment, net of accumulated depreciation, of $33.7 million, and a gain to income due to the cumulative effect of a change in accounting principle of ($0.4) million, net of taxes which entries includes the reversal of site dismantlement and restoration costs previously expensed in accordance with SFAS No. 19. Due to the complexity of this accounting standard, and the number of assumptions used in the calculations, we may make adjustments to these estimates prior to the filing of Form 10-Q for the quarter ending March 31, 2003.

FIN 45 — “Guarantors Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002 the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the existing disclosure requirements for most guarantees. FIN 45 also clarifies that at the time a company issues a guarantee, it must recognize an initial liability for the fair value of the obligation it assumes under that guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. We are currently evaluating the impact of FIN 45’s initial recognition and measurement provisions on our Consolidated Financial Statements. The disclosure requirements for FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been incorporated into our December 31, 2002, disclosures of guarantees in the Notes to Consolidated Financial Statements. See “Commercial Commitments” in the Liquidity and Capital Resources section and Note 26 Commitments and Contingencies for the disclosures.

Impact of Recent Accounting Pronouncements

SFAS 133 —	“Accounting for Derivative Instruments and Hedging Activities”

      FASB in recent years has issued numerous new accounting standards that have already taken effect or will soon impact us. In Note 3 to our Consolidated Financial Statements, we invite your attention to a discussion of ten new standards, emerging issues and interpretations under the section entitled “New Accounting Pronouncements.”

      Below is a detailed discussion of how we apply SFAS No. 133 since this accounting standard has a profound impact on how we account for our energy contracts and transactions.

      On January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of FASB Statement No. 133.” We currently hold six classes of derivative instruments that are impacted by the new pronouncement — foreign currency swaps, interest rate swaps, forward interest rate agreements, commodity financial instruments, commodity contracts, and physical options.

      Consistent with the requirements of SFAS No. 133, we evaluate all of our contracts to determine whether or not they qualify as derivatives under the accounting pronouncement. For a given contract, there are typically three steps we use to determine its proper accounting treatment. First, based on the terms and conditions of the contract, as well as the applicable guidelines established by SFAS No. 133, we identify the contract as being either a derivative or non-derivative contract. Second, if the contract is not a derivative, we further identify its specific classification (e.g. whether or not it qualifies as a lease) and apply the appropriate non-derivative accounting treatment. Alternatively, if the contract does qualify as a derivative under the guidance of SFAS No. 133, we evaluate whether or not it qualifies for the “normal” purchases and sales exception (as described below). If the contract qualifies for the exception, we apply the traditional accrual accounting treatment. Finally, if the contract qualifies as a derivative and does not qualify for the “normal” purchases and sales exception, we apply the accounting treatment required by SFAS No. 133, which is outlined below in further detail. The diagram below illustrates the process we use for the purposes of identifying the classification and subsequent accounting treatment of our contracts:

      As an independent power producer primarily focused on generation of electricity using gas-fired turbines, our natural physical commodity position is “short” fuel (i.e., natural gas consumer) and “long” power capacity (i.e., electricity seller). Additionally, we also have a natural “long” crude position due to our petroleum reserves. To manage forward exposure to price fluctuation, we execute commodity derivative contracts as defined by SFAS No. 133. As we apply SFAS No. 133, derivatives can receive one of four treatments depending on associated circumstances: 1. exemption from SFAS No. 133 accounting treatment if these contracts qualify as “normal” purchases and sales contracts; 2. fair value hedges; 3. cash flow hedges; or 4. undesignated derivatives.

Normal purchases and sales

      Normal purchases and sales, as defined by paragraph 10b. of SFAS No. 133 and amended by SFAS No. 138, are exempt from SFAS No. 133 accounting treatment. As a result, these contracts are not required to be recorded on the balance sheet at their fair values and any fluctuations in these values are not required to be reported within earnings. Probability of physical delivery from our generation plants, in the case of electricity sales, and to our generation plants, in the case of natural gas contracts, is required over the life of the contract within reasonable tolerances.

      On June 27, 2001, the FASB cleared SFAS No. 133 Implementation Issue No. C15 dealing with a proposed electric industry normal purchases and sales exception for capacity sales transactions (“The Eligibility of Option Contracts in Electricity for the Normal Purchases and Normal Sales Exception”). On December 19, 2001, the FASB revised the criteria for qualifying for the “normal” exception. As a result of

Issue No. C15, as revised, certain power purchase and/or sale agreements that are structured as capacity sales contracts are now eligible to qualify for the normal purchases and sales exception. Because we are “long” power capacity, we often enter into capacity sales contracts as a means to recover the costs incurred from maintaining and operating our power plants as well as the costs directly associated with the generation and sale of electricity to our customers. Under Issue No. C15, a capacity sales contract qualifies for the normal purchases and sales exception subject to certain conditions.

      A majority of our capacity sales contracts qualify for the normal purchases and sales exception.

Cash flow hedges and fair value hedges

      Within the energy industry, cash flow and fair value hedge transactions typically use the same types of standard transactions (i.e., offered for purchase/sale in over-the-counter markets or commodity exchanges).

Fair Value Hedges

      As further defined in SFAS No. 133, fair value hedge transactions hedge the exposure to changes in the fair value of either all or a specific portion of a recognized asset or liability or of an unrecognized firm commitment. The accounting treatment for fair value hedges requires reporting both the changes in fair values of a hedged item (the underlying risk) and the hedging instrument (the derivative designated to offset the underlying risk) on both the balance sheet and the income statement. On that basis, when a firm commitment is associated with a hedge instrument that attains 100% effectiveness (under the effectiveness criteria outlined in SFAS No. 133), there is no net earnings impact because the earnings caused by the changes in fair value of the hedged item will move in an equal, but opposite, amount as the earnings caused by the changes in fair value of the hedging instrument. In other words, the earnings volatility caused by the underlying risk factor will be neutralized because of the hedge. For example, if we want to manage the price risk (i.e. the risk that market electric rates will rise, making a fixed price contract less valuable) associated with all or a portion of a fixed price power sale that has been identified as a “normal” transaction (as described above), we might create a fair value hedge by purchasing fixed price power. From that date and time forward until delivery, the change in fair value of the hedged item and hedge instrument will be reported in earnings with asset/liability offsets on the balance sheet. If there is 100% effectiveness, there is no net earnings impact. If there is less than 100% effectiveness, the fair value change of the hedged item (the underlying risk) and the hedging instrument (the derivative) will likely be different and the “ineffectiveness” will result in a net earnings impact.

Cash Flow Hedges

      As further defined in SFAS No. 133, cash flow hedge transactions hedge the exposure to variability in expected future cash flows (i.e., in our case, the price variability of forecasted purchases of gas and sales of power, as well as interest rate and foreign exchange rate exposure). In the case of cash flow hedges, the hedged item (the underlying risk) is generally unrecognized (i.e., not recorded on the balance sheet prior to delivery), and any changes in this fair value, therefore, will not be recorded within earnings. Conceptually, if a cash flow hedge is effective, this means that a variable, such as movement in power prices, has been effectively fixed, so that any fluctuations will have no net result on either cash flows or earnings. Therefore, if the changes in fair value of the hedged item are not recorded in earnings, then the changes in fair value of the hedging instrument (the derivative) must also be excluded from the income statement, or else a one-sided net impact on earnings will be reported, despite the fact that the establishment of the effective hedge results in no net economic impact. To prevent such a scenario from occurring, SFAS No. 133 requires that the fair value of a derivative instrument designated as a cash flow hedge be recorded as an asset or liability on the balance sheet, but with the offset reported as part of other comprehensive income (“OCI”), to the extent that the hedge is effective. Similar to fair value hedges, any ineffectiveness portion will be reflected in earnings. The diagram below illustrates the process used to account for derivatives designated as cash flow hedges:

      Certain contracts could either qualify for exemption from SFAS No. 133 accounting as normal purchases or sales or be designated as effective hedges. Our marketing and fuels groups generally transact with load serving entities and other end-users of electricity and with fuel suppliers, respectively, in physical contracts where delivery is expected. These transactions are structured as normal purchases and sales, when possible and, if the normal exception is not allowed, we seek to structure the transactions as cash flow hedges. Conversely, our CES risk management desks generally transact in over-the-counter or exchange traded contracts, in hedging transactions. These transactions are designated as hedges when possible, notwithstanding the fact that some might qualify as normal purchases or sales.

Undesignated derivatives

      The fair values and changes in fair values of undesignated derivatives are recorded in earnings, with the corresponding offsets recorded as derivative assets or liabilities on the balance sheet. We have the following types of undesignated transactions:

•	transactions are executed at a location where we do not have an associated natural long (generation capacity) or short (fuel consumption requirements) position of sufficient quantity for the entire term of the transaction (e.g., power sales where we do not own generating assets or intend to acquire transmission rights for delivery from other assets for a portion of the contract term), and

•	transactions executed with the intent to profit from short-term price movements

•	Discontinuance (de-designation) of hedge treatment prospectively consistent with paragraphs 25 and 32 of SFAS No. 133. In circumstances where we believe the hedge relationship is no longer necessary, we will remove the hedge designation and close out the hedge positions by entering into an equal and offsetting derivative position. Prospectively, the two derivative positions should generally have no net earnings impact because the changes in their fair values are offsetting.

Accumulated Other Comprehensive Income

      Accumulated other comprehensive income (“AOCI”) includes the following components: (i) unrealized pre-tax gains/losses, net of reclassification-to-earnings adjustments, from effective cash flow hedges as designated pursuant to SFAS No. 133, (see Note 24 to the Consolidated Financial Statements); (ii) unrealized pre-tax gains/losses that result from the translation of foreign subsidiaries’ balance sheets from the foreign functional currency to our consolidated reporting currency (US $); (iii) other comprehensive income from equity method investees; and (iv) the taxes associated with the unrealized gains/losses from items (i), (ii) and (iii). See Note 22 to the Consolidated Financial Statements for further information.

      One result of our adoption on January 1, 2001, of SFAS No. 133 has been volatility in the AOCI component of Stockholders’ Equity on the balance sheet. As explained in Notes 22 and 24 to our Consolidated Financial Statements, our AOCI balances are primarily related to our cash flow hedging activity. The quarterly balances for 2002 in AOCI related to cash flow hedging activity are summarized in the table below (in thousands).

	Quarter Ended

	December 31	September 30	June 30	March 31

AOCI balances related to cash flow hedging	$(224,414)	$(202,326)	$(123,198)	$(132,845)

      Note that the amounts above represent AOCI from cash flow hedging activity only. For further information on other components of our total AOCI balance at December 31, 2002, see Note 22.